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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT


     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



Date of Report (Date of earliest event reported):    March 31, 1998





                          NEXTLINK COMMUNICATIONS, INC.
               (Exact name of registrant as specified in charter)


Washington                           333-04603                   91-1738221
(State or other                   (Commission File              (IRS Employer
jurisdiction of                       Number)                Identification No.)
incorporation)



155 108th Avenue NE, 8th Floor, Bellevue, Washington                       98004
(Address of principal executive offices)                              (Zip Code)



Registrant's telephone number, including area code:  425-519-8900





                                 Not Applicable
          (Former name or former address, if changed from last report)



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Item 5.  Other Events

         Senior Discount Notes. On April 1, 1998, the Company issued and sold its 9.45% Senior Discount Notes due 2008 (the "Notes") in a private placement pursuant to Section 4(2) of the Securities Act of 1933, as amended (the "Securities Act") to "qualified institutional investors" as such term is defined in Rule 144A under the Securities Act. The gross proceeds to the Company from the sale of the Notes were $400,000,563.

Item 9.  Sales of Equity Securities Pursuant to Regulation S

         Cumulative Convertible Preferred Stock. On March 31, 1998, the Company issued and sold 4,000,000 shares of its 6-1/2% Cumulative Convertible Preferred Stock (liquidation preference $50 per share) (the "Convertible Preferred Stock"), 3,980,000 of which were sold in a private placement pursuant to Section 4(2) of the Securities Act to "qualified institutional investors" as such term is defined in Rule 144A under the Securities Act and 20,000 of which were sold outside of the United States pursuant to Regulation S under the Securities Act. The gross proceeds to the Company from the sale of the Convertible Preferred Stock were $200,000,000. The initial purchasers of the Convertible Preferred Stock were Smith Barney Inc. and Goldman, Sachs & Co. The underwriting discount was 3% of the purchase price of $50.00 per share of the Convertible Preferred Stock. The Convertible Preferred Stock will be convertible at the option of the holder into shares of Class A Common Stock at any time, unless previously redeemed or repurchased, at a conversion rate of 1.145 shares of Class A Common Stock per share of Convertible Preferred Stock, subject to customary adjustments upon the occurrence of certain events. In addition, at any time from and after April 15, 2001 through and including April 15, 2006, the Company may elect to cause such conversion right to expire, upon not less than 30 nor more than 60 days' notice, if the closing price of the Class A Common Stock exceeds 120% of the conversion price (the quotient obtained by dividing $50.00 by the conversion rate) for 20 trading days in any period of 30 consecutive trading days.







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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         NEXTLINK COMMUNICATIONS, INC.



                                         /s/Kathleen H. Iskra
                                         ---------------------------------------
                                         Kathleen H. Iskra
                                         Vice President, Chief Financial Officer
                                         and Treasurer

April 14, 1998